Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Fourth Quarter and Full Year 2010 Financial Results

INCLINE VILLAGE, NV, February 28, 2011 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the fourth quarter and full year ended December 31, 2010.

Total revenues in 2010 were $345.0 million, compared to $318.2 million in 2009. Excluding 2009 royalty revenues for sales of Synagis® received from MedImmune, royalty revenues for 2010 increased 30 percent over 2009. For the fourth quarter of 2010, total revenues were $76.1 million, compared to $58.3 million in the fourth quarter of 2009.

Royalty revenues for the fourth quarter of 2010 are based on third quarter product sales by PDL’s licensees.  Revenue growth for the fourth quarter of 2010 over the same period in 2009 was primarily driven by increased third quarter 2010 sales by the Company’s licensees of Avastin® and Herceptin®, which are marketed by Genentech and Roche; Lucentis®, which is marketed by Genentech and Novartis; and Tysabri®, which is marketed by Elan and Biogen Idec. PDL received royalties for these product sales in the fourth quarter of 2010.

Operating expenses in 2010 were $133.9 million, compared with $21.1 million in 2009. Included in operating expenses in 2010 is a $92.5 million legal settlement with MedImmune and $41.4 million general and administrative expenses. For the fourth quarter of 2010, general and administrative expenses were $12.1 million compared with $5.5 million for the same period of 2009. Significant expense items included in general and administrative expenses in 2010 were legal fees of $29.3 million, compensation and benefits of $4.1 million and professional services fees of $2.9 million. Legal fees include costs associated with the Company’s litigation with MedImmune and Genentech, preparation for the hearing with the European Patent Office (EPO) and the interference proceedings with the U.S. Patent and Trademark Office.  Excluding the Genentech matter, the other matters have been concluded as of the date of this press release.  Professional services fees include fees for the Company’s ongoing global royalty audits of its licensees, tax consultation and the preparation of long-term sales and royalty forecasts by outside consultants.

Net income in 2010 was $91.9 million, or $0.54 per diluted share as compared with net income of $189.7 million in 2009 or $1.07 per diluted share. Net loss for the fourth quarter of 2010 was $24.5 million or $0.18 per diluted share as compared with net income of $28.6 million or $0.17 per diluted share for the same period of 2009. Adjusting for the legal settlement with MedImmune and the effects of certain convertible note transactions throughout the year, non-GAAP net income was $173.5 million or $0.97 per diluted share in 2010 as compared with $195.8 million or $1.06 per diluted share in 2009.  Non-GAAP net income for the fourth quarter of 2010 was $36.1 million or $0.20 per diluted share as compared with non-GAAP net income of $30.2 million or $0.17 per diluted share for the same period of 2009.

Net cash provided by operating activities in 2010 was $184.3 million, compared with $187.0 million in 2009. At December 31, 2010, PDL had cash, cash equivalents and investments of $248.2 million, compared with $303.2 million at December 31, 2009.

RECENT DEVELOPMENTS

2011 Dividends
On February 25, 2011, PDL’s board of directors adopted a regular, quarterly dividend policy and declared that the quarterly dividends to be paid to its stockholders in 2011 will be $0.15 per share of common stock and payable on March 15, June 15, September 15 and December 15 of 2011 to stockholders of record on March 8, June 8, September 8 and December 8 of 2011, the Record Dates for each of the dividend payments, respectively.  PDL’s board of directors will evaluate the Company’s dividend policy for subsequent years based on net income, debt service, income taxes and other corporate activities.

Settlement with MedImmune
As previously announced, PDL entered into a settlement agreement with MedImmune resolving all legal disputes between the companies, including those relating to MedImmune’s product Synagis, and PDL's patents known as the Queen et al. patents. Under the settlement agreement, PDL paid MedImmune $65.0 million on February 15, 2011 and will pay an additional $27.5 million by February 10, 2012, for a total of $92.5 million. No further payments will be owed by MedImmune to PDL under its license to the Queen et al. patents as a result of past or future Synagis sales and MedImmune agreed to cease any support, financial or otherwise, of any party involved in the appeal proceeding before the EPO relating to the opposition against PDL’s European Patent No. 0 451 216B (the ‘216B Patent) including the opposition owned by BioTransplant Incorporated (BioTransplant).

Settlement with UCB
Also in February 2011, PDL reached a settlement agreement with UCB Pharma S.A. (UCB) that resolves all legal disputes between the companies. Under the agreement, PDL provided UCB a covenant not to sue UCB for any royalties regarding UCB’s Cimzia® product under the Queen et al. patents in return for a lump sum payment of $10 million, to be recognized as revenue in the first quarter of 2011. In addition, UCB agreed to terminate pending patent interference proceedings before the U.S. Patent and Trademark office (PTO) involving PDL’s U.S. Patent No. 5,585,089 patent (the ‘089 Patent) and the ‘370 Patent in PDL’s favor. UCB also agreed to formally withdraw its opposition appeal challenging the validity of the ‘216B.

Settlement with Novartis
On February 25, 2011, PDL reached a settlement with Novartis. Under the settlement agreement, PDL agreed to dismiss its claims against Novartis in its action in Nevada state court which also includes Genentech, Inc. (Genentech) and F. Hoffman LaRoche Ltd (Roche). Novartis agreed to withdraw its opposition appeal in the EPO challenging the validity of the ‘216B Patent. The settlement does not affect PDL’s claims against Genentech and Roche in the Nevada state court action. Under the settlement agreement with Novartis, PDL will pay Novartis an amount based on net sales of Lucentis during calendar year 2011 and beyond.  The Company does not currently expect such amount to materially impact our total annual revenues.

Acquisition of BioTransplant
On February 8, 2011, the United States Bankruptcy Court for the District of Massachusetts issued an order approving the acquisition of BioTransplant by PDL’s wholly owned subsidiary, BTI Acquisitions I, Inc. for $415,000. In February 2011, PDL instructed BioTransplant’s representative before the EPO to formally withdraw its opposition appeal challenging the validity of the ‘216B Patent. PDL believes that BioTransplant’s activities before the EPO, including payment of counsel fees, were financially supported by MedImmune. By virtue of PDL’s acquisition of BioTransplant and settlement of all of disputes with MedImmune, including their financial support of BioTransplant’s appeal in the opposition proceeding, PDL was able to ensure that BioTransplant’s opposition and appeal would be withdrawn in accordance with the governing rules of practice before the EPO.

Termination of European Opposition to ‘216B Patent

Pursuant to PDL’s settlements with UCB, MedImmune and Novartis, and as a result of PDL’s acquisition of BioTransplant and subsequent withdrawal of BioTransplant’s appeal, all of the active appellants in the EPO opposition have formally withdrawn their participation in the appeal proceeding. Accordingly, the EPO has cancelled the appeal proceeding and terminated the opposition proceeding in its entirety, with the result that the 2007 EPO decision upholds the claims of PDL’s ‘216B Patent as valid, which will become the final decision of the EPO.  In the year ended December 31, 2010, approximately 35 percent of PDL’s revenues were derived from sales of products that were made in Europe and sold outside of the United States.

Convertible Notes
In November 2010, PDL exchanged $92.0 million in aggregate principal of the 2012 Notes in separate, privately negotiated exchange transactions with the note holders. Pursuant to the exchange transactions, the note holders received $92.0 million in aggregate principal of new 2.875% Convertible Senior Notes due February 15, 2015 (the 2015 Notes). As part of the transaction, the Company also placed an additional $88.0 million in aggregate principal of the 2015 Notes.

In December 2010, PDL repurchased $2.5 million of 2012 Notes in the open market at a discount of 0.5% to face value in a privately negotiated transaction with an institutional holder, for an aggregate cost of $2.5 million in cash, plus accrued but unpaid interest. Following these transactions, $133.5 million of the 2012 Notes and $180 million of the 2015 Notes remain outstanding at December 31, 2010. The conversion rate for the 2015 Notes is 140.571 shares of common stock per $1,000 principal amount of the 2015 Notes or $7.11 per share of common stock.

The following table summarizes PDL’s debt outstanding at December 31, 2010 and December 31, 2009.
	Debt Outstanding (In millions)
	12/31/2010	12/31/2009
2.75% Convertible Debt
Put Option - August 2010	$-	$200
2.00% Convertible Debt
Maturity - February 2012	133	228
10.25% Non-recourse Note
Expected Maturity - September 2012	204	300
2.875% Convertible Debt
Maturity - February 2015	180	-
Total Debt	$517	$728

Revenue Guidance for 2011
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. First quarter 2011 revenue guidance will be provided in early March.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. ET today, February 28, 2011.

To access the live conference call via phone, please dial (800) 260-8140 from the United States and Canada or (617) 614-3672 internationally. The conference ID is 90571277. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through March 7, 2011, and may be accessed by dialing (888) 286-8010 from the United States and Canada or (617) 801-6888 internationally. The replay passcode is 84230593.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Company Presentations & Events.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Non-GAAP Financial Information
The Company has presented certain financial information in conformance with generally accepted accounting principles in the U.S. (GAAP) and also on a non-GAAP basis for the three months and years ended December 31, 2010 and 2009.  Management believes that this non-GAAP information is useful for investors taken in conjunction with the Company’s GAAP financial statements.  Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s net income as reported under GAAP.  A reconciliation between GAAP and non-GAAP financial information is provided in the table on page 6.

Forward-Looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The outcome of pending litigation or disputes;

•	The change in foreign currency exchange rate; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” section of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

PDL BIOPHARMA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(Unaudited)
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues
Royalties	$74,629	$57,902	$343,475	$305,049
License and other	1,500	350	1,500	13,135
Total revenues	76,129	58,252	344,975	318,184
Operating expenses:
General and administrative	12,056	5,526	41,396	21,064
Legal settlement	92,500	-	92,500	-
Total operating expenses	104,556	5,526	133,896	21,064
Operating income (loss)	(28,427)	52,726	211,079	297,120
Gain (loss) on retirement or conversion of convertible notes	1,033	-	(17,648)	1,518
Interest and other income, net	131	144	468	1,004
Interest expense	(9,514)	(9,321)	(43,529)	(19,357)

Income before income taxes	(36,777)	43,549	150,370	280,285
Income tax expense (benefit)	(12,317)	14,989	58,496	90,625
Net income (loss)	$(24,460)	$28,560	$91,874	$189,660

Net income (loss) per basic share	$(0.18)	$0.24	$0.73	$1.59
Net income (loss) per diluted share	$(0.18)	$0.17	$0.54	$1.07

Cash dividends declared per common share	$-	$1.67	$1.00	$2.67

Shares used to compute income (loss) per basic share	139,542	119,509	126,578	119,402
Shares used to compute income (loss) per diluted share	139,542	179,739	178,801	184,400

PDL BIOPHARMA, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income (loss)	$(24,460)	$28,560	$91,874	$189,660
Add back legal settlement expense	92,500	-	92,500	-
Deduct income tax benefit on legal settlement expense	(32,375)	-	(32,375)	-
Add back loss (gain) on retirement or conversion of convertible notes	(1,033)	-	17,648	(1,518)
Deduct income tax expense (benefit) on retirement or conversion of convertible notes	373	-	(1,217)	531
Non-GAAP net income	35,005	28,560	168,430	188,673
Add back interest expense for convertible notes, net of estimated taxes	1,105	1,635	5,087	7,079
Non-GAAP net income used to compute non-GAAP net income per diluted share	$36,110	$30,195	$173,517	$195,752

Non-GAAP net income per diluted share	$0.20	$0.17	$0.97	$1.06

Shares used to compute net income (loss) per diluted share	139,542	179,739	178,801	184,400
Delete shares issued to induce note conversion to common stock (1)	-	-	(73)	-
Effect of dilutive stock options(2)	12	-	-	-
Restricted stock outstanding(2)	115	-	-	-
Assumed conversion of 2012 Notes(2)	23,399	-	-	-
Assumed conversion of 2015 Notes(2)	16,777	-	-	-
Shares used to compute non-GAAP net income per diluted share	179,845	179,739	178,728	184,400

(1) Shares for the year ended December 31, 2010 exclude the weighted average effect of the shares issued as an incentive to induce conversion of the 2023 Notes in August 2010.

(2) Shares for the quarter ended December 31, 2010 include the dilutive effect of stock options, restricted stock outstanding, assumed conversion of 2012 Notes and assumed conversion of 2015 Notes that were excluded from GAAP net loss per diluted share due to their anti-dilutive effect.

PDL BIOPHARMA, INC.
OPERATING EXPENSE DATA
(Unaudited)
(In thousands)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Operating expenses:
General and administrative
Compensation and benefits	$1,103	$967	$4,065	$3,355
Legal fees	8,494	3,454	29,315	10,869
Professional services	325	241	2,943	2,374
Insurance	185	238	793	992
Stock-based compensation	138	203	662	821
Depreciation	14	34	91	991
Other	1,797	389	3,527	1,662
Total general and administrative	12,056	5,526	41,396	21,064
Legal settlement	92,500	-	92,500	-
Total operating expenses	$104,556	$5,526	$133,896	$21,064

PDL BIOPHARMA, INC.
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	December 31,	December 31,
	2010	2009
Cash, cash equivalents and investments	$248,229	$303,227
Total assets	$316,666	$338,411
Convertible notes payable	$310,428	$427,998
Non-recourse notes payable	$204,270	$300,000
Total stockholders' deficit	$(324,182)	$(415,953)

PDL BIOPHARMA, INC.
CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Year Ended
	December 31,
	2010	2009
Net income	$91,874	$189,660
Adjustments to reconcile net income to net cash provided by operating activities	21,777	7,481
Changes in assets and liabilities	70,649	(10,187)
Net cash provided by operating activities	$184,300	$186,954

PDL BIOPHARMA, INC.
MIX OF EX-U.S.-BASED SALES AND EX-U.S.-BASED MANUFACTURING AND SALES
OF GENENTECH PRODUCTS
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Avastin
% Ex-U.S.-based Sales	51%	47%	50%	46%
% Ex-U.S.-based-Manufacturing and Sales	26%	-	21%	-
Herceptin
% Ex-U.S.-based-Sales	70%	70%	70%	70%
% Ex-U.S.-based Manufacturing and Sales	40%	22%	44%	29%
Lucentis
% Ex-U.S.-based Sales	55%	57%	56%	53%
% Ex-U.S.-based Manufacturing and Sales	-	-	-	-
Xolair
% Ex-U.S.-based Sales	35%	31%	35%	29%
% Ex-U.S.-based Manufacturing and Sales	35%	31%	35%	29%